BlackRock Florida Investment Quality Municipal Trust

FILE #811-07666

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
7/20/2007	School Board Collier County Florida	96,205,000	500,000	A.G. Edwards, UBS Securities LLC, Citigroup Global Markets, Merrill Lynch & Co., Raymond James, Morgan Stanley & Co. Inc., Banc of America Securities LLC, RBC Capital Markets
3/7/2008	PUERTO RICO COMWLTH AQUEDUCT & SWR	1,316,204,456	400,000

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc, Banc of America Securities LLC, BBVAPR MSD, DEPFA First Albany Securities LLP, Eurobank MSD, Goldman, Sachs & Co., JP Morgan, Lehman Brothers, Loop Capital Markets,

4/15/2008	JAE Florida St. Johns River Power Park	125,000,000	200,000	J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc, Goldman, Sachs & Co., Citi, Banc of America Securities LLC, Morgan Stanley, UBS Investment Bank, Merrill Lynch & Co.
6/5/2008	BROWARD CNTY FLA SCH BRD CTFS PART	270,560,000	300,000

J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., UBS Securities LLC, Merrill Lynch & Co., Morgan Stanley & Co. Incorporated, Raymond James & Associates, Inc., Rice Financial Products Company

6/5/2008	MIAMI-DADE CNTY FLA AVIATION REV	600,000,000	300,000

Banc of America Securities LLC, Estrada Hinojosa & Company, Inc., JPMorgan, Merrill Lynch & Co., Rice Financial Products Company, Butler Wick & Co., Inc., Goldman, Sachs & Co., Jackson Securities, Lehman Brothers, Loop Capital Markets, LLC, M.R. Beal & Company, Raymond James & Associates, Inc., Siebert Brandford Shank & Co., LLC, Wachovia Bank, National Association